Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (NO.333-239008), Form S-8 (NO. 333-259595) and Form F-3 (No. 333-254782) of Lizhi Inc. of our report dated April 28, 2023 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China

April 28, 2023